UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. 7)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
              AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)*


      BROADPOINT SECURITIES GROUP, INC. (f/k/a First Albany Companies Inc.)
      ---------------------------------------------------------------------
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
      ---------------------------------------------------------------------
                         (Title of Class of Securities)


                                    318465101
      ---------------------------------------------------------------------
                                 (CUSIP Number)


                                 Robert H. Weiss
                                 General Counsel
                       MatlinPatterson Global Advisers LLC
                               520 Madison Avenue
                            New York, New York 10022
                            Telephone: (212) 651-9525
      ---------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                  June 4, 2009
      ---------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-l(e), 240.13d-l(f) or 240.13d-l(g), check the following box [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP NO. 318465101
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson FA Acquisition LLC
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     AF, WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                             7   SOLE VOTING POWER

                                 -0-
                             ---------------------------------------------------
                             8   SHARED VOTING POWER
             NUMBER OF
              SHARES             43,093,261
        BENEFICIALLY OWNED   ---------------------------------------------------
        BY EACH REPORTING    9   SOLE DISPOSITIVE POWER
              PERSON
               WITH              -0-
                             ---------------------------------------------------
                             10  SHARED DISPOSITIVE POWER

                                 43,093,261
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     43,093,261
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP NO. 318465101
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     MP II Preferred Partners L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     AF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
                             7   SOLE VOTING POWER

                                 -0-
                             ---------------------------------------------------
                             8   SHARED VOTING POWER
             NUMBER OF
              SHARES             43,093,261
        BENEFICIALLY OWNED   ---------------------------------------------------
        BY EACH REPORTING    9   SOLE DISPOSITIVE POWER
              PERSON
               WITH              -0-
                             ---------------------------------------------------
                             10  SHARED DISPOSITIVE POWER

                                 43,093,261
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     43,093,261
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP NO. 318465101
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson Global Opportunities Partners II L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     AF, WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                             7   SOLE VOTING POWER

                                 -0-
                             ---------------------------------------------------
                             8   SHARED VOTING POWER
             NUMBER OF
              SHARES             -0-
        BENEFICIALLY OWNED   ---------------------------------------------------
        BY EACH REPORTING    9   SOLE DISPOSITIVE POWER
              PERSON
               WITH              -0-
                             ---------------------------------------------------
                             10  SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
-------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP NO. 318465101
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson Global Opportunities Partners (Cayman) II L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     AF, WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
                             7   SOLE VOTING POWER

                                 -0-
                             ---------------------------------------------------
                             8   SHARED VOTING POWER
             NUMBER OF
              SHARES             -0-
        BENEFICIALLY OWNED   ---------------------------------------------------
        BY EACH REPORTING    9   SOLE DISPOSITIVE POWER
              PERSON
               WITH              -0-
                             ---------------------------------------------------
                             10  SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

CUSIP NO. 318465101
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson Global Partners II LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     AF, WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                             7   SOLE VOTING POWER

                                 -0-
                             ---------------------------------------------------
                             8   SHARED VOTING POWER
             NUMBER OF
              SHARES             -0-
        BENEFICIALLY OWNED   ---------------------------------------------------
        BY EACH REPORTING    9   SOLE DISPOSITIVE POWER
              PERSON
               WITH              -0-
                             ---------------------------------------------------
                             10  SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     HC
--------------------------------------------------------------------------------

CUSIP NO. 318465101
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson Global Advisers LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     AF, WC
-------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                             7   SOLE VOTING POWER

                                 -0-
                             ---------------------------------------------------
                             8   SHARED VOTING POWER
             NUMBER OF
              SHARES             -0-
        BENEFICIALLY OWNED   ---------------------------------------------------
        BY EACH REPORTING    9   SOLE DISPOSITIVE POWER
              PERSON
               WITH              -0-
                             ---------------------------------------------------
                             10  SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IA
--------------------------------------------------------------------------------

CUSIP NO. 318465101
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson Asset Management LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     AF, WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                             7   SOLE VOTING POWER

                                 -0-
                             ---------------------------------------------------
                             8   SHARED VOTING POWER
             NUMBER OF
              SHARES             43,093,261
        BENEFICIALLY OWNED   ---------------------------------------------------
        BY EACH REPORTING    9   SOLE DISPOSITIVE POWER
              PERSON
               WITH              -0-
                             ---------------------------------------------------
                             10  SHARED DISPOSITIVE POWER

                                 43,093,261
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     43,093,261
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     HC
--------------------------------------------------------------------------------

CUSIP NO. 318465101
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     MatlinPatterson LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     AF, WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                             7   SOLE VOTING POWER

                                 -0-
                             ---------------------------------------------------
                             8   SHARED VOTING POWER
             NUMBER OF
              SHARES             43,093,261
        BENEFICIALLY OWNED   ---------------------------------------------------
        BY EACH REPORTING    9   SOLE DISPOSITIVE POWER
              PERSON
               WITH              -0-
                             ---------------------------------------------------
                             10  SHARED DISPOSITIVE POWER

                                 43,093,261
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     43,093,261
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     HC
--------------------------------------------------------------------------------

CUSIP NO. 318465101
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     David J. Matlin
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     AF, WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                             7   SOLE VOTING POWER

                                 -0-
                             ---------------------------------------------------
                             8   SHARED VOTING POWER
             NUMBER OF
              SHARES             43,093,261
        BENEFICIALLY OWNED   ---------------------------------------------------
        BY EACH REPORTING    9   SOLE DISPOSITIVE POWER
              PERSON
               WITH              -0-
                             ---------------------------------------------------
                             10  SHARED DISPOSITIVE POWER

                                 43,093,261
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     43,093,261
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 318465101
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     Mark R. Patterson
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     AF, WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
--------------------------------------------------------------------------------
                             7   SOLE VOTING POWER

                                 -0-
                             ---------------------------------------------------
                             8   SHARED VOTING POWER
             NUMBER OF
              SHARES             43,093,261
        BENEFICIALLY OWNED   ---------------------------------------------------
        BY EACH REPORTING    9   SOLE DISPOSITIVE POWER
              PERSON
               WITH              -0-
                             ---------------------------------------------------
                             10  SHARED DISPOSITIVE POWER

                                 43,093,261
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     43,093,261
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

CUSIP NO. 318465101
                                  SCHEDULE 13D
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

     MP Preferred Partners GP LLC
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     AF, OO
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                      [ ]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                             7   SOLE VOTING POWER

                                 -0-
                             ---------------------------------------------------
                             8   SHARED VOTING POWER
             NUMBER OF
              SHARES             43,093,261
        BENEFICIALLY OWNED   ---------------------------------------------------
        BY EACH REPORTING    9   SOLE DISPOSITIVE POWER
              PERSON
               WITH              -0-
                             ---------------------------------------------------
                             10  SHARED DISPOSITIVE POWER

                                 43,093,261
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     43,093,261
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     53.0%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     HC
--------------------------------------------------------------------------------

INTRODUCTION.

This amendment ("Amendment No.7") amends the Schedule 13D Statement, dated May 14, 2007 (the "Statement", and as amended by Amendment No. 1 thereto, dated July 24, 2007, Amendment No. 2 thereto, dated September 21, 2007, Amendment No. 3 thereto, dated February 26, 2008, Amendment No. 4 thereto, dated February 29, 2008, Amendment No. 5 thereto, dated June 4, 2008 and Amendment No. 6 thereto, dated February 17, 2009, the "Amended Statement") filed on behalf of (i) MatlinPatterson FA Acquisition LLC ("Matlin FA"), a Delaware limited liability company, (ii) MatlinPatterson Global Opportunities Partners II L.P. ("Matlin Partners (Delaware)"), a Delaware limited partnership, (iii) MatlinPatterson Global Opportunities Partners (Cayman) II L.P. ("Matlin Partners (Cayman)" and, together with Matlin Partners (Delaware), the "Matlin Partners"), a Cayman Islands limited partnership, (iv) MatlinPatterson Global Advisers LLC ("Matlin Advisers"), a Delaware limited liability company, by virtue of its investment authority over securities held by each of the Matlin Partners, (v) MatlinPatterson Global Partners II LLC ("Matlin Global Partners"), a Delaware limited liability company, as the general partner of each of the Matlin Partners, (vi) MatlinPatterson Asset Management LLC ("Matlin Asset Management"), a Delaware limited liability company, as the holder of all of the membership interests in Matlin Global Partners and Matlin Advisers, (vii) MatlinPatterson LLC ("MatlinPatterson"), a Delaware limited liability company, as the holder of all of the membership interests in Matlin Asset Management, (viii) David J. Matlin and Mark R. Patterson each, as a holder of 50% of the membership interests in MatlinPatterson, (ix) Christopher Pechock and Frank Plimpton, each an employee of Matlin Advisers, as the persons named in the Proxies described in the Statement, (x) MPII Special Cayman Ltd. ("MPII Special"), an exempted company incorporated in the Cayman Islands, MP II Preferred Partners L.P. ("MP Preferred Partners"), a Cayman Islands limited partnership and MP Preferred Partners GP LLC ("MP Preferred Partners GP"), a Delaware limited liability company. Matlin FA, Matlin Partners, Matlin Advisers, Matlin Global Partners, Matlin Asset Management, MatlinPatterson, David J. Matlin, Mark R. Patterson, MP Preferred Partners and MP Preferred Partners GP are collectively referred to in this Amendment No. 7 as the "Reporting Persons" and each is a "Reporting Person." Christopher Pechock and Frank Plimpton ceased to hold any voting rights in the shares described in the Statement as of September 21, 2007 (as reflected in Amendment No. 2 to the Statement and Amendment No. 3 to the Statement) and MP II Special ceased to be a member of Matlin FA (as reflected in Amendment No. 6 to the Statement) and are no longer Reporting Persons for the purpose hereof. The Statement, as previously amended, disclosed the shared beneficial ownership by the Reporting Persons (other than MP Preferred Partners and MP Preferred Partners GP) of 43,093,261 shares (the "Shares") of the common stock, par value $0.01 per share ("Common Stock"), of Broadpoint Securities Group, Inc. (the "Issuer") held by Matlin FA. On June 4, 2009, the equity interests in Matlin FA were transferred from limited partnerships whose general partner is solely owned by Matlin Asset Management to a limited partnership whose general partner is also solely owned by MatlinPatterson Asset Management as follows: Matlin Partners contributed all of their equity interests in Matlin FA to MP Preferred Partners and MP Preferred Partners was admitted as the sole member of Matlin FA. Matlin Asset Management is the sole owner of Matlin Global Partners, the general partner of the transferor, Matlin Partners. Matlin Asset Management is also the sole owner of MP Preferred Partners GP, the general partner of the transferee, MP Preferred Partners. This Amendment No. 7 is being filed to disclose MP Preferred Partners' and MP Preferred Partners GP's shared beneficial ownership of the Shares and to disclose that the Matlin Partners, Matlin Global Partners and Matlin Advisers are no longer Reporting Persons for the purpose hereof. Capitalized terms used and not defined in this Amendment No. 7 shall have the meanings set forth in the Amended Statement. Except as specifically provided herein, this Amendment No. 7 does not modify any of the information previously reported on the Amended Statement.

ITEM 2.  IDENTITY AND BACKGROUND

Item 2 is amended and supplemented by deleting sections (ii,), (iii), (iv), (v) and (viii) thereof and replacing them with the following:

(ii) MP Preferred Partners is a limited partnership organized under the laws of the Cayman Islands. The principal business of MP Preferred Partners is investing in equity and debt securities of companies.

(iii) [intentionally omitted].

(iv) MP Preferred Partners GP is a limited liability company organized under the laws of Delaware. The principal business of MP Preferred Partners GP is to serve as General Partner of MP Preferred Partners.

(v) Matlin Asset Management is a limited liability company organized under the laws of Delaware. Matlin Asset Management is the holder of all the membership interests in MP Preferred Partners. Matlin Asset Management's principal business is owning Matlin Global Partners and Matlin Advisers.

(viii) [intentionally omitted].

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

Item 7 is amended and supplemented by adding the following:

  1      Joint Filing Agreement dated as of June 5, 2009 among the Reporting
         Persons.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Dated: June 5, 2009

         MATLINPATTERSON FA ACQUISITION LLC

         By: /s/ Robert H. Weiss
             --------------------------------------------
             Name:  Robert H. Weiss
             Title: Vice President


         MP PREFERRED PARTNERS GP LLC

         By: /s/ Robert H. Weiss
             --------------------------------------------
             Name:  Robert H. Weiss
             Title: General Counsel


         MATLINPATTERSON LLC

         By: /s/ Mark R. Patterson
             --------------------------------------------
             Name:  Mark R. Patterson
             Title: Member


         MATLINPATTERSON ASSET MANAGEMENT LLC

         By: /s/ Robert H. Weiss
             --------------------------------------------
             Name:  Robert H. Weiss
             Title: General Counsel


         MATLINPATTERSON GLOBAL ADVISERS LLC

         By: /s/ Robert H. Weiss
             --------------------------------------------
             Name:  Robert H. Weiss
             Title: General Counsel


         MATLINPATTERSON GLOBAL PARTNERS II LLC

         By: /s/ Robert H. Weiss
             --------------------------------------------
             Name:  Robert H. Weiss
             Title: General Counsel

         MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS II L.P.

         By: MatlinPatterson Global Partners II LLC,
             its general partner

         By: /s/ Robert H. Weiss
             --------------------------------------------
             Name:  Robert H. Weiss
             Title: General Counsel


         MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS (Cayman) L.P.

         By: MatlinPatterson Global Partners II LLC,
             its general partner

         By: /s/ Robert H. Weiss
             --------------------------------------------
             Name:  Robert H. Weiss
             Title: General Counsel


         MP II PREFERRED PARTNERS L.P.

         By: MP Preferred Partners GP LLC,
             its general partner

         By: /s/ Robert H. Weiss
             --------------------------------------------
             Name:  Robert H. Weiss
             Title: General Counsel


         DAVID J. MATLIN

         By: /s/ David J. Matlin
             --------------------------------------------
             Name:  David J. Matlin


         MARK R. PATTERSON

         By: /s/ Mark R. Patterson
             --------------------------------------------
             Name:  Mark R. Patterson

                                  EXHIBIT INDEX
                                  -------------

  1      Joint Filing Agreement, dated as of June 5, 2009, among the Reporting
         Persons.

EXHIBIT 1

                             JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of MatlinPatterson FA Acquisition LLC, MatlinPatterson LLC, MatlinPatterson Asset Management LLC, MatlinPatterson Global Advisers LLC, MatlinPatterson Global Partners II LLC, MatlinPatterson Global Opportunities Partners II L.P., MatlinPatterson Global Opportunities Partners (Cayman) II L.P., MP II Preferred Partners L.P, MP Preferred Partners GP LLC, David J. Matlin and Mark R. Patterson, on behalf of each of them a statement on Schedule 13D (including amendments thereto) with respect to shares of common stock, par value $0.01 per share, of Broadpoint Securities Group, Inc., formerly known as First Albany Companies Inc., a New York corporation, and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 5th day of June 2009.

                                       MATLINPATTERSON FA ACQUISITION LLC

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: Vice President


                                       MATLINPATTERSON LLC

                                       By: /s/ Mark R. Patterson
                                           -------------------------------------
                                           Name:  Mark R. Patterson
                                           Title: Member


                                       MATLINPATTERSON ASSET MANAGEMENT LLC

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel


                                       MATLINPATTERSON GLOBAL ADVISERS LLC

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel


                                       MATLINPATTERSON GLOBAL PARTNERS II LLC

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel

                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS II L.P.

                                       By: MatlinPatterson Global Partners II
                                           LLC, its general partner

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel


                                       MATLINPATTERSON GLOBAL OPPORTUNITIES
                                       PARTNERS (Cayman) L.P.

                                       By: MatlinPatterson Global Partners II
                                           LLC, its general partner

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel


                                       MP II PREFERRED PARTNERS L.P.
                                       By: MP Preferred Partners GP LLC, its
                                           general partner

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel


                                       MP PREFERRED PARTNERS GP LLC

                                       By: /s/ Robert H. Weiss
                                           -------------------------------------
                                           Name:  Robert H. Weiss
                                           Title: General Counsel


                                       DAVID J. MATLIN

                                       By: /s/ David J. Matlin
                                           -------------------------------------
                                           Name:  David J. Matlin


                                       MARK R. PATTERSON

                                       By: /s/ Mark R. Patterson
                                           -------------------------------------
                                           Name:  Mark R. Patterson